                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               XTRA Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               XTRA Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               XTRA CORPORATION
                             200 Nyala Farms Road
                          Westport, Connecticut 06880

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               JANUARY 25, 2001

To the Stockholders:

  The 2001 Annual Meeting of Stockholders of XTRA Corporation (the "Company") will be held at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Greenwich, Connecticut on Thursday, January 25, 2001, at 10:00 A.M. for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on December 8, 2000, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

  Whether or not you expect to attend the meeting in person, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                          By order of the Board of Directors

                                          A. SCOTT MANSOLILLO, Secretary

December 20, 2000

                               XTRA Corporation
                             200 Nyala Farms Road
                          Westport, Connecticut 06880

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the 2001 Annual Meeting of Stockholders of XTRA Corporation, a Delaware corporation (the "Company"), to be held at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Greenwich, Connecticut on Thursday, January 25, 2001, at 10:00 A.M., and at any adjournments thereof. You can ensure that your shares are voted by signing and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation delivered in person to the Secretary at the meeting. This proxy statement and the enclosed proxy will be mailed to stockholders of record as of December 8, 2000 (the "Record Date") commencing on or about December 20, 2000.

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for no fewer than five Directors and no more than twelve, as determined by the Directors. The Board of Directors has fixed the number of Directors for the ensuing year at six. The Board of Directors recommends that each of the nominees for Director, all of whom are now serving as Directors of the Company and are described below, be reelected as a Director of the Company. Each Director to be elected will serve until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. The accompanying proxy will be voted for the election of the following nominees unless authority to vote is withheld by marking the box entitled "WITHHELD" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy. If any nominee is unable to serve, which is not anticipated, or should any vacancy arise for whatever reason, the persons named as proxies intend to act with respect to the filling of that office by voting the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of Directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

Information with Respect to Director Nominees

Michael D. Bills                                             Director since 1997

815 Broomley Road
Charlottesville, VA 22901

  Mr. Bills, age 43, teaches at the University of Virginia's McIntire School of Commerce. From 1995 to 1999, Mr. Bills was Chief Operating Officer and Senior Managing Director of Tiger Management L.L.C., an investment management company. From 1991 to 1995, Mr. Bills taught at both the University of Virginia's Darden Graduate School of Business Administration and the McIntire School of Commerce. From 1986 to 1991, Mr. Bills served as Managing Director of Tiger Management L.L.C. Previously, Mr. Bills was employed by Goldman, Sachs & Co. from 1981 to 1986. Mr. Bills currently serves as Director of the India Magnum Fund, an investment fund managed by Morgan Stanley & Co.

  Member of Executive and Nominating Committees.

H. William Brown                                             Director since 1996

4137 Jackson Drive
Lafayette Hill, PA 19444

  Since 1997, Mr. Brown, age 62, has been Chief Financial Officer of Maritrans Inc., a shipping company engaged in petroleum transportation. From 1992 through 1996, Mr. Brown was Vice President-Finance & Administration and Chief Financial Officer of Consolidated Rail Corporation, then one of the largest railroad companies in North America. From 1986 to 1992, Mr. Brown served as Senior Vice President-Finance of Consolidated Rail Corporation. Previously, Mr. Brown served in various other executive capacities with Consolidated Rail Corporation from 1978 until 1986. Mr. Brown was a member of the Board of Governors of The Philadelphia Stock Exchange until he retired in September 1997.

  Chairman of Nominating Committee and member of Audit Committee.

Michael N. Christodolou                                      Director since 1998

Inwood Capital Partners, L.P.
One Galleria Tower
13355 Noel Road, Suite 1050
Dallas, TX 75240

  Since May 2000, Mr. Christodolou, age 39, has been Managing Partner of Inwood Capital Partners, L.P., an investment partnership. From 1993 to 1999, Mr. Christodolou was Director of Equity Investments for Barbnet Investment Co., formerly Thomas M. Taylor & Co., an investment consulting firm providing services to entities associated with the Bass family. From 1988 to 1993, Mr. Christodolou was an investment analyst for Thomas M. Taylor & Co. Mr. Christodolou currently serves as Director of Lindsay Manufacturing Co., a manufacturer of agricultural irrigation systems.

  Chairman of Audit Committee and member of Compensation Committee.

Robert B. Goergen                                           Director since 1990

Blyth Industries, Inc.
One Weaver Street - First Floor
Greenwich, CT 06831-5118

  Since 1990, Mr. Goergen, age 62, has been Chairman of the Board of Directors of the Company. Since 1976, he has been Chairman of the Board and Chief Executive Officer of Blyth Industries, Inc., a manufacturer and importer of candles and home decorating accessories. Since 1979, Mr. Goergen has been the general partner or president of various Ropart Group entities whose business is investing in securities for their own account. As such, Mr. Goergen serves on the board of directors of several privately-held corporations. In addition, Mr. Goergen serves as a Director of Bionutrics, Inc. a biopharmaceutical company. He is also Chairman of the Board of Trustees of the University of Rochester.

  Chairman of Executive Committee and member of Compensation Committee.

Lewis Rubin                                                 Director since 1990

XTRA Corporation
200 Nyala Farms Road
Westport, CT 06880

  Since 1990, Mr. Rubin, age 62, has been President and Chief Executive Officer of the Company. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment. Mr. Rubin serves as a Director of Hexcel Corp., a company engaged in the manufacture of composite materials.

  Member of Executive Committee.

Martin L. Solomon                                           Director since 1990

Suite 906
2665 South Bayshore Drive
Miami, Florida 33133

  From 1997 until August, 2000, Mr. Solomon, age 64, was the Chairman and Chief Executive Officer of American Country Holdings Inc., an insurance company holding company. At present, he is Co-Chairman of American Century Holdings, Inc. Since 1990, Mr. Solomon has been a private investor. From 1988 to 1990, he was a Managing Director and general partner of Value Equity Associates I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager with Steinhardt Partners, an investment partnership. From 1985 to 1996, Mr. Solomon was a Director and Vice Chairman of the Board of Great Dane Holdings, Inc., a company engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance. Mr. Solomon serves as a Director of Hexcel Corp., a company engaged in the manufacture of composite materials; Telephone and Data Systems, Inc., a diversified telecommunications service company with established wireless and wireline operations; and MFN Financial Corporation, an installment loan finance company.

  Chairman of Compensation Committee and member of Audit and Nominating Committees.

Committees of the Board of Directors

  The Board of Directors of the Company has established the following committees to assist it in the discharge of its responsibilities.

  The primary function of the Audit Committee, none of whose members is an employee of the Company, is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) financial reports and other financial information provided by the Company to any governmental body or the public, (2) the Company's system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and (3) the Company's auditing, accounting and financial processes generally. The Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the Company's internal auditor, the Chief Executive Officer (or CEO) and the principal financial, accounting and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. For more information regarding the Audit Committee please see the section in this proxy statement entitled "Audit Committee Report". Messrs. Christodolou (Chairman), Brown and Solomon currently serve as members. The Audit Committee held four meetings in the fiscal year ending September 30, 2000.

  The Compensation Committee is charged with the duty of review and subsequent recommendation to the Board on matters concerning the individual compensation of the most highly paid employees of the Company and administers certain employee benefit plans. Messrs. Solomon (Chairman), Christodolou and Goergen currently serve as members. The Compensation Committee held four meetings during fiscal year 2000.

  The Board of Directors has an Executive Committee, which has authority to act for the full Board of Directors on most matters during intervals between meetings of the Board of Directors. Messrs. Goergen (Chairman), Bills and Rubin currently serve as members. The Executive Committee did not meet during fiscal year 2000.

  The Board of Directors also has a Nominating Committee. The Nominating Committee did not meet during fiscal year 2000. The Nominating Committee has authority to recommend potential Board members and the reelection or non-reelection of Directors at the expiration of their respective terms, to present annually a slate of officers for the Board and to make additional nominations as vacancies occur, and to recommend appointments to standing Committees. The Nominating Committee will consider recommendations for Director nominees submitted by stockholders by timely written notice received by the Secretary of the Company in advance of the applicable stockholder meeting. See "Stockholder Proposals and Director Nominations" below. Messrs. Brown (Chairman), Bills and Solomon currently serve as members.

  The full Board held six meetings during fiscal year 2000.

Stock Ownership by Directors and Executive Officers

  The following table sets forth the number of shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), beneficially owned by each current Director, Director nominee, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group as of November 5, 2000.

                                         Amount and Nature of       Percent
Name of Beneficial Owner              Beneficial Ownership(1)(2) of Class(1)(2)
------------------------              -------------------------- --------------
Jordan L. Ayers                                 30,483                  *
Michael D. Bills                                17,383                  *
Jeffrey R. Blum                                 58,583                  *
H. William Brown                                 8,380                  *
Michael N. Christodolou                          8,940                  *
William H. Franz                               124,166                  1%
Robert B. Goergen                               55,852(3)               *
Lewis Rubin                                    299,389                  3%
Michael J. Soja                                 86,201                  *
Martin L. Solomon                               43,036                  *
All Directors and Executive Officers
 as a group, including those named
 above (12 persons)                            732,413                  6%

--------
*  Less than 1%.
(1) For purposes of determining beneficial ownership of the Company's Common Stock, options exercisable within 60 days have been included as follows:
    Mr. Ayers -- 27,983; Mr. Bills -- 7,383; Mr. Blum -- 54,417; Mr. Brown --
     8,380; Mr. Christodolou -- 8,940; Mr. Franz -- 115,833; Mr. Goergen -- 4,000; Mr. Rubin -- 241,667; Mr. Soja -- 66,667; Mr. Solomon -- 10,734;
    and all Directors and executive officers as a group -- 579,365. Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.
(2) Includes ownership of restricted shares of the Company's Common Stock, in the following amounts: Mr. Ayers -- 2,500; Mr. Blum -- 4,166; Mr. Franz --
     8,333; Mr. Rubin -- 16,667; and Mr. Soja -- 4,166.
(3) Includes 2,824 shares of Common Stock owned by Mr. Goergen's wife, 700 shares held in trust for the benefit of Mr. Goergen's mother and 10,000 shares held by The Goergen Foundation. Mr. Goergen disclaims beneficial ownership of such shares.

            Compensation Committee Report on Executive Compensation

The Compensation Committee

  The Compensation Committee of the Board of Directors is responsible for the administration of the Company's executive compensation program. The Committee is made up of three Directors who are not employees of the Company. It is responsible for setting the compensation levels of the Company's Chief Executive Officer and other senior executives, including the executives named in the Summary Compensation Table. The Committee is also responsible for the administration of certain compensation and benefit plans. The Committee met four times during fiscal year 2000.

Compensation Philosophy

  The Committee believes that the Company's executive compensation program should attract and retain talented executives. The Committee provides its executives with the opportunity to earn significant compensation if the Company and the individual meet or exceed challenging performance goals. This strategy has helped the Company attract, retain and motivate high quality executives. The Committee periodically reviews a number of independent compensation surveys as guidelines to determine competitive pay practices. The survey data is reviewed directly and is also summarized by independent compensation consultants. Generally, the survey data used is primarily for transportation-related companies of similar size to the Company and based in the United States. However, since the Company's competition for executive talent is not limited to the transportation industry, compensation data for other companies of similar size is also considered. The survey data used to assess the Company's executive compensation includes some companies that are part of the Dow Jones Transportation Index as well as other transportation and non-transportation companies.

  The income tax deductions of publicly traded companies may be limited to the extent total compensation for particular executive officers exceeds $1 million during any year. This deduction limit, however, does not apply to payments which qualify as "performance based." The Committee has reviewed the regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation. However, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service's requirements for deductibility.

  The Committee believes that the total compensation provided to the Company's executives is both prudent and competitive. Also, the Committee believes that the program has helped to successfully focus the Company's executive team on increasing Company performance and stockholder value.

Base Salaries

  Base salaries are determined at the discretion of the Committee based on a review of competitive market pay practices, performance evaluations and expected future individual contributions. The Committee uses the median of the range of base salaries from independent compensation surveys to target the Company's base salary levels. However, it also considers an individual's unique position, responsibilities and performance in setting salary levels. In reviewing individual performances, the Committee considers the views of the Chief Executive Officer, Mr. Lewis Rubin, with respect to other executive officers.

  During fiscal year 2000, the Committee increased the base salary levels of senior executives, other than the CEO, on average 15% after the Committee considered, but did not formally weigh, inflation, corporate performance, employee performance and competitive conditions.

Annual Incentives

  Annual incentives are paid primarily through the Company's Economic Profit Incentive Plan (the "Economic Profit Plan"). The Economic Profit Plan's objectives are to enhance commitment to the long-term success of the Company by linking personal financial rewards to the growth in value of the Company, by increasing the Company's Economic Profit (as defined below), and to increase the Company's ability to attract and retain key executives. Under the Economic Profit Plan, annual incentives are determined by establishing target incentive awards based on a percentage of base salary. Actual earned bonus awards are based on corporate performance or divisional performance depending upon the responsibilities of the participant. Corporate and divisional performance is measured by the cumulative growth of Economic Profit and then by comparing the actual Economic Profit against a target Economic Profit as designated by the Committee. The term "Economic Profit" is defined as after-tax operating profit (before interest expense), less a capital charge for all capital invested in the Company or division, as applicable. The term "capital charge" is defined as the Company's weighted average, after-tax, cost of capital, representing a blend of the Company's equity and debt capital cost.

  Earned bonus awards for corporate executives (other than the CEO, Mr. Franz and Mr. Ayers) are determined based on Company performance (weighted 100%). The annual awards for Mr. William H. Franz and Mr. Jordan L. Ayers, each of whom also serves as divisional president, are determined based on Company performance (weighted 25%), and division performance (weighted 75%). The annual award for the CEO is based on Company performance (weighted 100%).

  Annual incentive target awards for the CEO and the other executives named in the Summary Compensation Table range from 30% to 60% of salary. Actual cash awards may be up to 1.5 times the target awards plus 33% of any positive amount in the participant's bonus reserve account, an account maintained for each participant which includes any earned but unpaid bonuses from prior years. This bonus reserve account may also contain a negative balance from prior years, and in such cases the negative amount must be offset against any positive reserve amount. The Committee approved earned bonus awards for the executive officers named in the Summary Compensation Table, other than the CEO, that averaged 108% of the fiscal year 2000 targeted award levels. The annual incentive for the CEO is discussed under the "CEO Compensation" section below.

Long-Term Incentives

  From time to time, the Committee has granted stock options and restricted shares to the Company's executives in order to align their interests with the interests of stockholders. Since stock options are granted at market price, the actual value of the stock options is wholly dependent on an increase in the price of the Company's Common Stock. Stock options are considered effective long-term incentives by the Committee because an executive is rewarded only if the value of the Company's Common Stock increases, thus increasing stockholder value. In determining grants of stock awards for executives, the Committee has reviewed competitive data of long-term incentive practices at other transportation-related companies and companies of similar size to the Company but in other industries. The Committee also takes into account the level of past stock compensation grants and the value of those grants in determining awards for the Company's executives.

  On November 6, 2000, the Committee recommended the grant of options covering 180,750 shares of the Company's Common Stock to certain key members of senior management. The number of stock awards granted was based on the Committee's review of the individual executive's position and potential within XTRA, and the level of past stock compensation awards granted to the individual executive.

CEO Compensation

  For fiscal year 2000, Mr. Rubin earned an annual incentive award that was 122% of his fiscal year 2000 target annual incentive. The Committee also awarded Mr. Rubin a stock option grant of 75,000 shares of the Company's Common Stock as part of the November 6, 2000 option awards described above. The awards were determined by the Committee after considering competitive stock award practices as well as Mr. Rubin's individual performance and previous stock compensation awards. In evaluating the CEO's individual performance, the Committee considered, but did not formally weigh, the financial progress that the Company has made as measured by the growth of Economic Profit and earnings per share as well as the factors described above under "Compensation Philosophy".

                                          Martin L. Solomon, Chairman
                                          Michael N. Christodolou
                                          Robert B. Goergen

Audit Committee Report

  The Audit Committee is composed of Messrs. Christodolou (Chairman), Brown and Solomon. Each of the members of the Audit Committee is independent (as defined in the New York Stock Exchange's listing standards).

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company's auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such independent auditors, the Company's internal auditor, the CEO and the principal financial, accounting, planning and legal personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. A more detailed description of the functions of the Audit Committee can be found in the Company's Audit Committee Charter, attached to this proxy statement as Appendix A.

  The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2000 audited by Arthur Andersen LLP, the Company's independent auditors. The Audit Committee has discussed with Arthur Andersen LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Arthur Andersen LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending September 30, 2000 for filing with the Securities and Exchange Commission.

                                          Michael N. Christodolou, Chairman
                                          H. William Brown
                                          Martin L. Solomon

Executive Compensation

                           Summary Compensation Table

  The following information is given regarding compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company during the 2000, 1999 and 1998 fiscal years.

                                                                   Long-Term
                                   Annual Compensation        Compensation Awards
                              ------------------------------ ---------------------
                                                             Restricted Securities
Name and                                        Other Annual   Stock    Underlying    All Other
Principal Position       Year  Salary   Bonus   Compensation Awards(1)   Options   Compensation(2)
------------------       ---- -------- -------- ------------ ---------- ---------- ---------------
Lewis Rubin              2000 $618,750 $452,740      --            --    200,000       $12,411
 President and Chief     1999  587,500  344,477      --        25,000     75,000        14,250
 Executive Officer       1998  537,500  593,684      --            --         --        14,249

William H. Franz         2000  358,750  218,746      --            --    100,000        12,411
 Vice President,         1999  316,250  371,520      --        12,500     37,500        14,250
 XTRA Lease              1998  283,750  232,714      --            --         --        14,249

Michael J. Soja          2000  276,250  117,911      --            --     65,000        12,411
 Vice President and      1999  246,250   84,393      --         6,250     18,750        14,250
 Chief Financial Officer 1998  232,150  163,866      --            --         --        14,249

Jordan L. Ayers          2000  183,750   31,345      --            --     40,000        11,831
 Vice President,         1999  156,750   94,830      --         3,750     11,250        12,260
 XTRA Intermodal         1998  130,570   53,946      --            --      2,500        11,760

Jeffrey R. Blum          2000  216,250   92,301      --            --     65,000        12,411
 Vice President,         1999  185,000   53,335      --         6,250     11,250        14,250
 Planning and
  Development            1998  165,000  110,564      --            --      6,000        14,249

--------
(1) The restricted stock awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(2) The amounts shown for each named officer include matching Company 401(k) contributions and the Company's contribution under its defined contribution 401(k) plan for fiscal year 2000 as follows: Mr. Rubin: $4,800 and $7,611; Mr. Franz: $4,800 and $7,611; Mr. Soja: $4,800 and $7,611; Mr. Ayers:
    $4,375 and $7,456; and Mr. Blum: $4,800 and $7,611.

  Agreement with Mr. Rubin. On July 1, 1994, the Company entered into an Individual Pension Agreement with Mr. Rubin pursuant to which the Company will pay Mr. Rubin an annual life benefit of $100,000 if he continues to serve as Chief Executive Officer of the Company until age 65. On November 6, 2000, the Company's Board of Directors approved an amendment to the Individual Pension Agreement to increase the amount of the annual life benefit to $200,000. In the event of a Change of Control (as described below), the Company has agreed to pay Mr. Rubin a lump sum payment equal to the present value of such annual benefit in the event his employment with the Company is terminated within the two-year period following the date of the Change of Control. The term "Change of Control" under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 40% of the voting power of the Company's securities, (ii) a change of control required to be reported under certain provisions of the Securities and Exchange Act of 1934,
(iii) a consolidation, merger or other reorganization (other than such a transaction (a) in which the immediately preceding voting power as amended, continues to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), or a sale of all or substantially all of the assets of the Company or a plan of liquidation, and (iv) continuing Directors cease to be a majority of the Board of Directors. In the event Mr. Rubin dies while serving as Chief Executive Officer or after he becomes entitled to benefits under the agreement, his surviving spouse, if any, would be entitled to certain survivor benefits. Mr. Rubin would forfeit all benefits in the event he joins the board of directors or becomes an executive officer of a competitor of the Company within two years after the date of termination of his employment with the Company, other than termination following a Change of Control.

  Severance Agreements. On June 18, 1999, the Company entered into amended and restated severance agreements with Messrs. Rubin, Franz, Soja and Blum, providing each of them with severance benefits upon certain terminations of their employment with the Company. Such agreements provide that if, within twenty-four months following a Significant Transaction (as described below), the executive's employment with the Company is terminated either by the Company (other than for "cause", as defined in the agreements) or by such executive for "good reason" (as defined in the agreements), the executive would receive a severance payment equal to two times the executive's annual base salary (at the rate in effect immediately prior to the date of termination) and his annualized average bonus amount for the prior two fiscal years and the portion of any year in which the termination occurs. In addition, the agreements provide for the immediate vesting of all bonus awards, stock options, etc. For a period of two years following any such termination of employment, the executive would be entitled to participate in all welfare benefit plans (other than disability) provided by the Company. The term "Significant Transaction" as defined in the agreements generally includes the following events: (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (or, in the case of Mr. Franz, XTRA Lease), unless (a) the voting power immediately prior to such transaction continues to represent 50% or more of the voting power thereafter, (b) no individual or group would acquire 30% or more of the voting power, and (c) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Board at the time of the execution of the initial agreement or of the action of the Board, providing for such transaction; or (ii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (or, in the case of Mr. Franz, XTRA Lease, other than a liquidation or dissolution of such subsidiary into the Company or any subsidiary of the Company). The severance agreements further provide for a "gross-up" under which, if amounts paid under such agreements would be subject to a federal excise tax on "excess parachute payments," the Company will pay such executives an additional amount of cash so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax.

                            Option/SAR Grants Table

  The table below includes for the individuals named in the Summary Compensation Table certain information concerning individual grants of stock options made during fiscal year 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Grant Date
                                    Individual Grants                      Value
                  ------------------------------------------------------ ----------
                                   % of Total
                     Number of      Options    Exercise
                    Securities     Granted to  or Base                   Grant Date
                    Underlying    Employees in  Price                     Present
Name              Options Granted Fiscal Year   ($/Sh)  Expiration Date   Value(1)
----              --------------- ------------ -------- ---------------  ----------
Lewis Rubin           200,000          42%      $41.19  November 9, 2004 $2,892,000
William H. Franz      100,000          21%      $41.19  November 9, 2004  1,446,000
Michael J. Soja        65,000          14%      $41.19  November 9, 2004    939,900
Jordan L. Ayers        40,000           8%      $41.19  November 9, 2004    578,400
Jeffrey R. Blum        65,000          14%      $41.19  November 9, 2004    939,900

--------
(1) This is a hypothetical valuation as of the grant date using a modified Black-Scholes valuation formula pursuant to Securities and Exchange Commission regulations and does not reflect the actual value of the option awards at any given time. The Black-Scholes model assumed (a) an option term of 5 years, (b) a risk-free interest rate of 5.8% (the yield on 5-year U.S. Treasury securities), (c) a standard deviation of stock-return of 26%, and (d) a dividend yield of 0%. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option.

                      Aggregate Option/SAR Exercises and
                    Fiscal Year-End Option/SAR Value Table

  The table below includes for the individuals named in the Summary Compensation Table certain information concerning each exercise of stock options during fiscal year 2000 and the fiscal year-end value of unexercised options.

                        Aggregate Option Exercises and
                      Fiscal Year-End Option Value Table

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                  Shares Acquired    Value      Options at Fiscal Year    In-the-Money Options at
                  on Exercise (#) Realized ($)            End             Fiscal Year End ($)(1)
                  --------------- ------------ ------------------------- -------------------------
      Name                                     Exercisable Unexercisable Exercisable Unexercisable
      ----                                     ----------- ------------- ----------- -------------
Lewis Rubin              --              --      241,667      133,333     $309,084     $491,999
William H. Franz         --              --      115,833       66,667      136,091      246,001
Michael J. Soja          --              --       66,667       43,333       98,147      159,899
Jordan L. Ayers         100          $4,660       27,983       26,667       46,687       98,401
Jeffrey R. Blum          --              --       54,417       43,333       86,242      159,899

--------
(1) Based on share price of $44.44, which was the closing price for a share of the Company's Common Stock on September 29, 2000.

                            Stock Performance Graph

  The graph below compares cumulative total shareholder returns for the Company for the preceding five fiscal years with the S&P 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.

                               XTRA Corporation
                    Comparison of Cumulative Total Return *
                     Fiscal Year Ending September 30, 2000

                                    [GRAPH]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                  AMONG XTRA CORPORATION, THE S & P 500 INDEX
                AND THE DOW JONES TRANSPORTATION AVERAGE INDEX

                                                     DOW JONES TRANSPORTATION
               XTRA CORPORATION         S&P 500               AVERAGE
  9/95             100.00               100.00                 100.00
  9/96              97.01               120.34                 107.37
  9/97             132.67               169.01                 163.91
  9/98             109.72               184.30                 141.72
  9/99              93.67               235.54                 157.42
  9/00             104.71               266.83                 138.35

* $100 INVESTED ON 9/30/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

Compensation of Directors

  The Company pays its Directors, other than the Chairman, a monthly retainer of $1,375. The Chairman of the Board is paid a monthly retainer of $5,000. All Directors are paid a fee of $1,250 for each meeting of the Board of Directors attended in person or by telephone. In addition, Committee chairmen and members receive $1,250 for each Committee meeting attended. An additional monthly retainer of $417 is also paid to Committee chairmen. Mr. Rubin, as an officer, does not receive fees for attendance at Committee meetings. Non-employee Directors may elect to defer part or all of their director's fees pursuant to the Company's Deferred Director Fee Option Plan.

  Deferred Director Fee Option Plan -- The Company's Deferred Director Fee Option Plan (the "1993 Plan") permits non-employee Directors to choose between receiving their fees from the Company in the form of cash or non-qualified stock options. The option exercise price is 50% of the fair market value of the shares at the time the options are awarded and the amount of shares is determined by dividing the directors' fees by the difference between the exercise price and the fair market value. Messrs. Bills, Brown, Christodolou and Solomon have elected to participate in the 1993 Plan. At November 5, 2000, there were outstanding options to purchase 16,299 shares of the Company's Common Stock at an average option exercise price of $21.95.

  During fiscal year 2000, the following Directors were awarded stock options pursuant to the 1993 Plan:

                                        Securities
                               Date of  Underlying Exercise
      Name                      Grant    Options    Price
      ----                     -------- ---------- --------
      Michael D. Bills         12/30/99    403      $21.09
                                1/27/00    754       21.87

      H. William Brown         12/30/99    557       21.09
                                1/27/00    983       21.87

      Michael N. Christodolou  12/30/99    723       21.09
                                1/27/00    983       21.87

      Martin L. Solomon        12/30/99    676       21.09
                                1/27/00    983       21.87

  Stock Option Plan for Non-Employee Directors -- The Company has established the 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan"), pursuant to which each of the then-current Directors who was not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of Common Stock upon adoption of the 1991 Plan. The Plan also provides initial grants to newly-elected Directors for options to purchase 4,000 shares of the Company's Common Stock. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of stockholders of the Company will receive options to purchase 1,000 shares (subject to the maximum number of shares available under the 1991 Plan) of Common Stock on such date. On November 9, 1999, the Board of Directors adopted amendments (the "Amendments") to the 1991 Plan which were approved by the stockholders at the 2000 Annual Meeting of Stockholders. The Amendments to the 1991 Plan (i) increased from 1,000 to 3,000 the number of shares for which options will be awarded annually to Directors, and (ii) increased from 4,000 to 6,000 the number of shares for which options will be awarded to newly-elected Directors. The exercise price of each option granted under the 1991 Plan is 100% of fair market value (as defined in the 1991 Plan) on the date of award. At November 5, 2000 there were outstanding options to purchase 42,000 shares of the Company's Common Stock under the 1991 Plan at an average option exercise price of $46.68. The exercise price of the options for 3,000 shares awarded to each such Director following the 2000 Annual Meeting of Stockholders was $43.75 per share. Options granted under the 1991 Plan become exercisable on the earlier of (i) the first anniversary of the date of grant or (ii) the date immediately prior to the date of the next annual meeting of stockholders following the grant date provided that such date is at least 355 days after such grant date. 100,000 shares have been authorized for delivery upon exercise of options under the 1991 Plan. The 1991 Plan is administered by the Compensation Committee of the Board of Directors.

                               OTHER INFORMATION

Availability of Auditors

  Representatives of Arthur Andersen LLP, the independent auditors for the Company's 2000 fiscal year, are expected to attend the 2001 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

Outstanding Voting Securities

  On November 5, 2000, there were outstanding and entitled to vote 11,825,173 shares of the Common Stock of the Company, constituting the only class of outstanding voting securities. Each share of Common Stock has one vote.

Quorum, Voting of Proxies, Required Vote and Method of Tabulation

  Consistent with state law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  Proxies will be voted as specified by the stockholders. If specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for Director specified above.

  Directors will be elected by a plurality of the votes properly cast for the election of the Directors at the meeting.

Beneficial Ownership of more than Five Percent of the Voting Securities

  Information with respect to beneficial ownership of the Company's Common Stock is based in part upon information contained in filings with the Securities and Exchange Commission and in part on information obtained directly from the holders. The only persons or entities known to the Company to be the beneficial owner of five percent or more of the Company's voting securities as of November 5, 2000 are as follows:

                                                    Amount and
                                                    Nature of   Percent
                                        Title of    Beneficial    of
Name and Address of Beneficial Owner     Class     Ownership(1)  Class
------------------------------------    --------   ------------ -------
Tiger Management Corporation          Common Stock  3,175,594      27%
101 Park Avenue
New York, New York 10178

Westport Asset Management, Inc.       Common Stock  1,259,600      11%
253 Riverside Avenue
Westport, Connecticut 06880

Ontario Teachers' Pension Plan Board  Common Stock  1,134,114      10%
5650 Yonge Street, 5th Floor
Toronto, Ontario, Canada M2M 4H5

American Century Companies, Inc.      Common Stock    975,000       8%
4500 Main Street
Kansas City, Missouri 64111

Dimensional Fund Advisors, Inc.       Common Stock    607,600       5%
1299 Ocean Avenue
Santa Monica, California 90401

--------
(1) Nature of beneficial ownership is direct and arises from sole voting and investment power.

  Information with respect to beneficial ownership of the Company's Common Stock is based in part upon information contained in filings with the Securities and Exchange Commission and in part on information obtained directly from the holders. The percentages shown in the foregoing table have been computed on the basis of shares outstanding on November 5, 2000. The number of shares reported as held for each of Tiger Management and Dimensional Fund Advisors, Inc. was as of September 30, 2000, for Westport Asset Management, Inc. was as of November 17, 2000, for American Century Companies, Inc. was as of December 10, 2000 and for Ontario Teacher's Pension Plan Board was as of November 27, 2000.

Annual Report

  The Annual Report of the Company for the fiscal year ended September 30, 2000 has been mailed to all stockholders.

Stockholder Proposals and Director Nominations

  Stockholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company on or before August 22, 2001 for inclusion in the proxy material for that meeting. Any such proposals should be mailed to: Secretary, XTRA Corporation, 200 Nyala Farms Road, Westport, Connecticut 06880.

  The Company's By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as Directors and other stockholder proposals (whether or not such proposals are to be included in the Company's proxy material). A notice regarding stockholder nominations for Director or other stockholder proposals must be received by the Secretary of the Company not less than 90 days prior to the first anniversary of the date of the last annual meeting. Accordingly, with respect to the 2002 Annual Meeting, the notice must be received by the Secretary of the Company by October 27, 2001. Any such notice must contain certain specified information concerning the persons to be nominated or the proposal being made and the stockholder submitting the nomination or proposal, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any Director nomination or other stockholder proposal not made in compliance with such advance notice requirements.

  If a stockholder wishing to present a proposal at the 2002 Annual Meeting (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company not later than November 5, 2001, the proxies the Company's management receives for the meeting will accord management discretionary authority to vote on that stockholder's proposal if it is properly brought before the meeting.

Solicitation

  Proxies may be solicited by Directors, officers and a small number of regular employees of the Company personally or by mail, telephone, facsimile, e-mail, the internet or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $4,000 plus out-of-pocket expenses.

Other Matters

  The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters come before the meeting, the persons named as proxies intend to vote in accordance with their judgment.

                                                                      Appendix A

                                XTRA CORPORATION

                            AUDIT COMMITTEE CHARTER

  The Audit Committee of XTRA Corporation shall be appointed by the Board of Directors annually and shall consist solely of three or more independent Directors, one of whom shall be the Chairman. A Director shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial processes generally. The Audit Committee shall have access to all records of the Company, shall perform the following functions, and shall have and may exercise such powers as are appropriate for the performance thereof:

A.Financial Practices:

  1. Review the Company's Annual Report and the related Form 10-K and the quarterly reports on Form 10-Q prior to their release to the public.

  2. Study the format and timeliness of financial reports presented to the public or used internally and, when indicated, recommend changes for appropriate consideration by the management.

  3. Meet with the Company's General Counsel quarterly to review legal and environmental matters that may have a significant impact on the Company or its financial reports.

  4. Meet with the Company's Vice President of Administration to review safety, insurance, and other risk management issues that may have a significant impact on the Company or its financial reports.

  5. Insure that management has been diligent and prudent in establishing accounting provisions for probable losses or doubtful values and in making appropriate disclosures of significant financial conditions or events.

  6. Review press releases submitted by management in connection with the release of quarterly, annual, or special financial statements. In respect thereto, to recommend to the Chairman of the Board any changes which appear necessary to conform releases with appropriate professional practice.

  7. Recommend changes in procedures which are necessary to insure the security of the asset values and the effective realization of earnings over the long term.

B.Outside Auditors:

  The outside auditor is ultimately accountable to the Company's Board of Directors and Audit Committee who, as representatives of the shareholders, have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor.

  1. Review the management's recommendation on the outside auditor to be selected each year and make final proposal to the Board of Directors in respect to such appointment.

  2. In conjunction with the Corporate Controller, review the general scope of the annual audit, approve the extent and nature of such activity, and agree upon the general level of the related fees.

  3. Request from the outside auditor each year a formal written statement detailing all relationships between the auditor and the Company.

  4. Consider any significant non-audit assignments given to the outside auditor and judge their impact upon the general independence of the audit firm as it performs the annual audit.

  5. Maintain an independent contact with the senior personnel of the outside auditor and communicate freely and openly with them in respect of financial developments.

C.Internal Audit:

  1. Review quarterly with the Director of Internal Audit the scope and implications of the Company's internal audit activities and consider their adequacy.

  2. Maintain direct access to the internal auditor and his reports. If deemed useful, require that special studies be initiated on subjects of special interest to the Audit Committee.

  3. Support the direct interface of the internal auditor with the members of the Audit Committee.

D.Internal Control:

  1. Understand the system of internal controls used by the Company. By means of special reports from financial management, make periodic reviews of significant aspects of the system.

  2. Review the comments on internal controls submitted by the outside auditor and insure that appropriate suggestions for improvement are promptly addressed and incorporated into operating practices.

  3. Review the operating principles identified in the "Financial, Accounting and Administrative Practices Manual" and obtain assurances from financial management and the Director of Internal Audit that such practices are being effectively implemented.

  4. Prior to the Annual Meeting, examine a detailed report of the expenses and perquisites of the officers of the Company and of the Board members and report to the Board of Directors on their appropriateness.

E.Financial Reporting Processes:

  1. In consultation with the outside auditor and the Director of Internal Audit, review the integrity of the organization's financial reporting processes, both internal and external.

  2. Consider the outside auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  3. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the outside auditor, management or the Director of Internal Audit.

F.Financial Staff:

  1. Review the professionalism and competence of the principal financial executives and consider their present and future abilities to represent the Company's interests.

  2. Consider the general adequacy of the financial staffing and its compensation and, when needed discuss such matters with the Chief Executive Officer.

G.Special Duties:

  1. Upon request, assist management by appearing before investment, professional, or regulatory bodies in matters dealing with financial statements, internal controls, tax treatments, or the accounting policies employed in relation thereto.

  2. Upon request from the Chairman of the Board, make special studies of matters related to the financial operations of the Company or to allegations of managerial misconduct by its executives.

  3. In conjunction with the General Counsel, review the compliance of executives with the Company's "Business Conduct Policy."

  4. Consider dividend recommendations made by the management. With particular concern for cash flow, indenture restrictions, legal and professional requirements, alert the Board of Directors to any present or potential limiting factors.

  5. Review and update its Charter periodically, at least annually, as conditions dictate.

  Meetings of the Audit Committee will be held quarterly prior to the release of corporate earnings reports and at such other times as shall be required by the Chairman of the Board or the Chairman of the Committee. Two or more committee members shall constitute a quorum.

  At the invitation of the Chairman of the Committee, the meeting shall be attended by the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Corporate Controller, the Director of Internal Audit, the representatives of the outside auditor, and such other persons as are appropriate to the matters under consideration.

  Twice each year or upon request of the Chairman of the Committee, the Audit Committee will meet in "executive session" with the outside auditor and with the Director of Internal Audit to consider all circumstances related to the audit and financial process.

  Written minutes pertaining to each meeting shall be filed with the Chairman of the Board by the Chairman of the Committee and an oral report shall be presented by the Chairman of the Committee at each Board meeting.

August 5, 1999

                                                                      2000-PS-01

                                XTRA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints as proxies, each with power of substitution, Robert B. Goergen and Lewis Rubin, or any of them, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock, par value $.50 per share, of XTRA Corporation (the "Company") held of record by the undersigned on December 8, 2000, at the Annual Meeting of Stockholders to be held January 25, 2001 at the Hyatt Regency Hotel, 1800 East Putnam Avenue, Greenwich, Connecticut, and at any adjournments thereof. The proxies appointed shall act by a majority of such of them as shall be present at the meeting, or if only one is present, by that one. The undersigned hereby revokes any proxies heretofore given.

Please sign and date this proxy on                                 SEE REVERSE
the reverse side where indicated                                       SIDE

[X]  Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR ALL OF THE DIRECTOR NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

1.  To elect a Board of Directors for the ensuing year.

NOMINEES: Michael D. Bills, H. William Brown, Michael N. Christodolou, Robert B. Goergen, Lewis Rubin and Martin L. Solomon

               FOR ALL NOMINEES               WITHHELD FROM ALL NOMINEES

                     [_]                                  [_]

[_]
For all nominees except as noted above

2. The proxies have, in their discretion, the authority to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partnership, sign in partnership name.

Signature                                                Date
         -----------------------------------------------     ----------------

Signature                                                Date
         -----------------------------------------------     ----------------